PLAN OF CONVERSION

FOR CONVERTING

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.,

a Florida corporation

TO

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.,

a Delaware corporation

This Plan of Conversion (together with all of the exhibits attached hereto, the “Plan”), dated July 8, 2019, is hereby adopted by Kyto Technology and Life Science, Inc., a Florida corporation (the “Corporation”), in order to set forth the terms, conditions and procedures governing the conversion of the Corporation from a Florida corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Section 607.1112 of the Florida Business Corporation Act, as amended (the “FBCA”).

RECITALS

WHEREAS, the Corporation is a corporation organized and existing under the laws of the State of Florida;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it would be in the best interests of the Corporation and its stockholders for the Corporation to convert from a Florida corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 607.1112 of the FBCA; and

WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby adopts the Plan as follows:

1. Conversion.

a. Upon the Effective Date (as hereinafter defined), the Corporation shall be converted from a Florida corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Section 607.1112 of the FBCA (the “Conversion”) and the Corporation, as converted to a Delaware corporation (the “Resulting Corporation”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Resulting Corporation shall be deemed to have commenced on the date the Corporation commenced its existence in the State of Florida.

b. As promptly as practicable following the adoption of the Plan, the Corporation shall cause the Conversion to be effective by:

i. filing certificate of conversion pursuant to Section 607.1113 of the FBCA, substantially in the form attached hereto as Exhibit A (the “Florida Certificate of Conversion”) with the Florida Department of State Division of Corporations;

ii. filing a certificate of conversion, substantially in the form attached hereto as Exhibit B, pursuant to Sections 103 and 265 of the DGCL in (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware; and

iii. filing a certificate of incorporation of the Resulting Corporation substantially in the form attached hereto as Exhibit C (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

c. Upon the Effective Date, the bylaws substantially in the form attached hereto as Exhibit D (the “Delaware Bylaws”) will be the bylaws of the Resulting Corporation, and the Board of the Resulting Corporation shall adopt the Delaware Bylaws as promptly as practicable following the Effective Date.

2. Effect of Conversion.

a. Upon the Effective Date, the name of the Resulting Corporation shall continue to be “Kyto Technology and Life Science, Inc.”

b. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Corporation or its stockholders, the Resulting Corporation shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Corporation existing immediately prior to the Effective Date. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Corporation or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Corporation existing immediately prior to the Effective Date, and all property, real, personal and mixed, and all debts due to the Corporation existing immediately prior to the Effective Date, as well as all other things and causes of action belonging to the Corporation existing immediately prior to the Effective Date, shall remain vested in the Resulting Corporation and shall be the property of the Resulting Corporation and the title to any real property vested by deed or otherwise in the Corporation existing immediately prior to the Effective Date shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Corporation existing immediately prior to the Effective Date shall be preserved unimpaired, and all debts, liabilities and duties of the Corporation existing immediately prior to the Effective Date shall remain attached to the Resulting Corporation upon the Effective Date, and may be enforced against the Resulting Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Corporation in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Corporation existing immediately prior to the Effective Date, as well as the debts, liabilities and duties of the Corporation existing immediately prior to the Effective Date, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Corporation upon the Effective Date for any purpose of the laws of the State of Delaware.

c. The Conversion shall not be deemed to affect any obligations or liabilities of the Corporation incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

3. Taxes. The Corporation intends for the Conversion to constitute a tax-free reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, neither the Corporation nor any of its stockholders should recognize gain or loss for federal income tax purposes as a result of the Conversion.

4. Effective Date. The Conversion shall become effective July 19, 2019 following the filing of the Florida Certificate of Conversion, the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation (the time of the effectiveness of the Conversion, the “Effective Date”).

5. Effect of Conversion on the Corporation’s Securities. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Corporation or its stockholders:

a. Each share of common stock of the Corporation, $0.0001 par value per share (“Corporation Common Stock”) that is issued and outstanding immediately prior to the Effective Date shall convert into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Resulting Corporation (“Resulting Corporation Common Stock”). Each share of preferred stock of the Corporation, $1.00 par value per share (“Corporation Preferred Stock”) that is issued and outstanding immediately prior to the Effective Date shall convert into one validly issued, fully paid and nonassessable share of preferred stock of the Resulting Corporation, $0.01 par value per share (“Resulting Corporation Preferred Stock”).

b. Each option to acquire shares of Corporation Common Stock outstanding immediately prior to the Effective Date shall convert into an equivalent option to acquire the same number of shares of Resulting Corporation Common Stock, upon the same terms and conditions as were in effect immediately prior to the Effective Date.

c. Each warrant or other right to acquire shares of Corporation Common Stock outstanding immediately prior to the Effective Date shall convert into an equivalent warrant or other right to acquire the same number of shares of Resulting Corporation Common Stock, upon the same terms and conditions as were in effect immediately prior to the Effective Date.

d. All of the outstanding certificates representing shares of Corporation Common Stock immediately prior to the Effective Date shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Resulting Corporation Common Stock.

6. Effect of the Conversion on Employee Benefit, Stock Option and Other Equity-Based Plans. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Corporation or its stockholders, each employee benefit plan, stock option plan, and other equity-based plan of the Corporation shall continue to be a plan of the Resulting Corporation. To the extent that any such plan provides for the issuance of Corporation Common Stock, upon the Effective Date, such plan shall be deemed to provide for the issuance of Resulting Corporation Common Stock.

7. Effect of Conversion on Directors and Officers. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Corporation or its stockholders, the members of the Board and the officers of the Corporation holding their respective offices in the Corporation existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Resulting Corporation.

8. Further Assurances. If, at any time after the Effective Date, the Resulting Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of the Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Corporation existing immediately prior to the Effective Date, or (b) to otherwise carry out the purposes of the Plan, the Resulting Corporation and its officers and directors are hereby authorized to solicit in the name of the Resulting Corporation any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Resulting Corporation all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Corporation existing immediately prior to the Effective Date and otherwise to carry out the purposes of the Plan.

9. Termination; Amendment. At any time prior to the Effective Date, the Plan may be terminated or amended by action of the Board if, in the opinion of the Board, such action would be in the best interests of the Corporation and its stockholders.

10. Third Party Beneficiaries. The Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

11. Severability. Whenever possible, each provision of the Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be duly executed as of the date first above written.

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By:	/s/ Paul Russo
Paul Russo Chief Executive Officer

EXHIBIT A

FLORIDA CERTIFICATE OF CONVERSION

[See Attached]

EXHIBIT B

DELAWARE CERTIFICATE OF CONVERSION

[See Attached]

EXHIBIT C

CERTIFICATE OF INCORPORATION

[See Attached]

EXHIBIT D

BYLAWS

[See Attached]